FIRST TRUST ENERGY INCOME AND GROWTH FUND
                                10 WESTPORT ROAD
                                  SUITE C101A
                           WILTON, CONNECTICUT 06897


February 2, 2016

Dear Shareholders:

I am pleased to announce that the Board of Trustees of First Trust Energy Income and Growth Fund (NYSE: FEN) (the "Fund") has recently approved a change to the Fund's investment strategy as described in the table below. The Fund is a non-diversified, closed-end management investment company which commenced investment operations in June 2004. The Fund's investment objective is to seek a high level of after-tax total return with an emphasis on current distributions paid to shareholders. The Fund seeks to provide its shareholders with an efficient vehicle to invest in a portfolio of cash-generating securities of publicly traded MLPs and related public entities in the energy sector. The Fund's investment objective is not changing. The Fund's investment strategy that is changing is non-fundamental and is not required to be approved by shareholders. The Fund anticipates implementing the change to the investment strategy beginning on or around April 11, 2016.

CURRENT INVESTMENT STRATEGY                  NEW INVESTMENT STRATEGY
The Fund will not invest more than           The Fund will not invest more than
10% of its Managed Assets in any             15% of its Managed Assets in any
single issuer.                               single issuer.

Managed Assets means the average daily gross asset value of the Fund
(which includes assets attributable to the Fund's leverage), minus the sum of the Fund's accrued and unpaid dividends on any outstanding preferred shares and accrued liabilities (other than debt representing leverage). The Fund's issuer concentration risk may increase as a result of its new investment strategy. Issuer concentration risk is generally the risk that the Fund's portfolio could decline as a result of the portfolio containing fewer issuers with higher weightings.

First Trust Advisors L.P., the Fund's investment advisor, along with its affiliate, First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management and financial advisory services, with collective assets under management or supervision of approximately $104 billion as of December 31, 2015, through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts.

Energy Income Partners, LLC ("EIP") serves as the Fund's investment sub-advisor and provides advisory services to a number of investment companies and partnerships for the purpose of investing in MLPs and other energy infrastructure securities. EIP is one of the early investment advisors specializing in this area. As of December 31, 2015, EIP managed or supervised approximately $4.2 billion in client assets.

The Fund's daily closing New York Stock Exchange price and net asset value per share as well as other information, including information relating to the Fund's investment objective and policies, risk considerations and expenses, can be found at www.ftportfolios.com or by calling 1-800-988-5891.

Sincerely,

/s/ James A. Bowen

James A. Bowen
Chairman of the Board of Trustees of First Trust Energy Income and Growth Fund